Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE REPORTS SECOND QUARTER PROFIT
NEW HAVEN, CT, August 11, 2008 – Proliance International, Inc. (AMEX:PLI), a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications, today announced results for the second quarter and six months ended June 30, 2008.
Operating income for the 2008 second quarter was $5.8 million versus a year ago loss of $2.9 million. Net income for the second quarter of 2008 was $0.5 million, or $0.03 per basic and diluted share, compared to a net loss of $6.2 million, or $0.48 per basic and diluted share, in the same period last year. Second quarter 2008 net sales of $102.2 million were approximately level with $102.4 million a year ago.
The second quarter of 2008 operating income included $3.1 million of other income relating to insurance recoveries, which mostly offset costs incurred by the Company as a result of the Southaven casualty event. The year-ago quarter operating loss included a gain of $0.8 million from the sale of a facility, a $3.2 million expense from an arbitration earn-out decision and $1.1 million in restructuring charges related to the closing of branches and headcount reductions.
“Profitability improved significantly due to our domestic cost reduction initiatives, including related changes in our distribution approach to the automotive and light truck market in the U.S., along with growth in the European heavy duty marine market, which remains quite strong,” said Charles E. Johnson, President and CEO. “This performance was achieved despite the continued impact on domestic sales of the February tornadoes that destroyed our Southaven, Mississippi heat exchange products distribution facility.”
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $7.9 million in the second quarter of 2008 more than tripled from $2.3 million in the year ago quarter.
Adjusted EBITDA and related measures herein constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. A separate tabular presentation of this information is provided below, to indicate how the non-GAAP financial measure was determined and to reconcile the non-GAAP financial measure to net income. The Company has provided the foregoing data as it believes that it provides the marketplace with supplemental information with respect to the comparative baseline performance of its business operations. Although Adjusted EBITDA should not serve as a substitute for operating income or net income, the Company believes that the marketplace may find this non-GAAP financial measure to be useful as a supplement to the GAAP financial information provided. Specifically, Adjusted EBITDA for the periods presented excludes: (1) restructuring charges, which we believe to be non-recurring in nature and not reflective of the baseline performance of the Company’s business; (2) the gain on the sale of an unused building, which does not reflect the results of the Company’s core automotive parts business; (3) the arbitration earn-out decision, which we believe to be non-recurring in nature and not reflective of the baseline performance of the Company’s business; and (4) the estimated operating loss impact due to the February 5, 2008 tornadoes that destroyed the Company’s Southaven, MS distribution center, which we believe does not accurately reflect the Company’s core operating performance under normalized business conditions.
Second Quarter Financial Analysis
Domestic net sales for the 2008 second quarter of $68.4 million declined 11% year over year, primarily due to the Southaven event and the change in branch distribution. International sales of $33.8 million increased 31%. More than half of the international growth reflected increased volume, primarily in heavy duty marine products due to worldwide growth in the shipping industry. The balance primarily reflected exchange rate differences caused by the stronger Euro versus the U.S. dollar from a year ago.
Gross margin was 20.1% of sales in the second quarter of 2008 compared to 20.7% in the year ago quarter. Domestic gross margin reflected lower average selling prices, in part attributable to the changes in branch distribution structure, resulting from lower sales direct to installers and increasing sales to wholesale customers. Lower average selling prices were partially offset by lower manufacturing costs as a result of product innovations and production efficiencies. International gross margin was slightly higher, due to improved production efficiencies and increased marine sales.
Selling, general and administrative expenses (SG&A) for the second quarter 2008 declined to $14.8 million or 14.4% of sales compared to $19.9 million or 19.4% of sales a year ago. Excluding previously mentioned non-recurring items, SG&A declined as a result of the Company’s cost reduction efforts, primarily the reduction in branch and agency locations, which enabled Proliance to offset higher freight costs due to increased fuel prices.
Interest expense increased $1.6 million year over year, due to higher average interest rates and increased amortization of debt issue costs, partially offset by lower average debt levels. The increased interest rates and debt issue costs were a consequence of amendments negotiated with the Company’s lead lender following the Southaven event, which destroyed inventory used as collateral for borrowings.
Outlook
The Company reiterated that it continues to be on track with previously announced plans to achieve operating income in the range of $20 million for the full year 2008, excluding one-time costs related to the Southaven event and expenses associated with amendments to the Company’s credit facility.

“We have seen positive seasonal demand in the domestic heat exchange market, so far this year, certainly supported by favorable weather conditions,” Mr. Johnson said. “Despite the fact the economy is challenging, gas prices are high and miles driven are down, we believe the increased seasonal demand is in part a reflection of the aging vehicle population and its impact on necessary maintenance, among other factors.”
In late July, Proliance moved from a temporary distribution center to a new, permanent facility in Southaven and has been steadily ramping up service levels. In addition, as previously announced, the Company’s insurer agreed to settle all damage claims resulting from the Southaven event and pay Proliance an additional $15.3 million by August 15, 2008, for a total settlement of $52.0 million, which is within the range the Company sought.
Proliance continues to make progress with its plan to raise $30 million or more in debt and/or equity capital to partially or fully replace its current credit facility. Replacing its credit facility in part or in total, the Company would incur cash prepayment fees to the current lender as well as the write-off of non-cash debt extinguishment expenses. However, eliminating or restructuring current debt is expected to increase the Company’s financial flexibility and support continued growth of the business.
Conference Call
Proliance will host a conference call today at 11:00 AM ET with Charles E. Johnson, President and CEO, and Arlen F. Henock, CFO, to discuss the results for the second quarter ended June 30, 2008. The call will be accessible live via a webcast on the home page of the Company’s website at www.pliii.com or at http://www.investorcalendar.com/IC/CEPage.asp?ID=132953. A webcast replay will be available shortly thereafter.
About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.
Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,”

“expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.
Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of Proliance and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232.

PROLIANCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net sales	$102,154	$102,414	$178,694	$194,352
Cost of sales	81,614	81,162	147,072	155,742

Gross margin	20,540	21,252	31,622	38,610
Selling, general and administrative expenses	14,764	19,906	27,595	40,495
Arbitration earn-out decision	—	3,174	—	3,174
Restructuring charges	—	1,053	172	1,328

Operating income (loss)	5,776	(2,881)	3,855	(6,387)
Interest expense	4,549	2,922	8,285	5,603
Debt extinguishment costs	—	—	576	—

Income (loss) before income taxes	1,227	(5,803)	(5,006)	(11,990)
Income tax provision	706	431	649	576

Net income (loss)	$521	($6,234)	($5,655)	($12,566)

Net income (loss) per common share — basic	$0.03	($0.48)	($0.36)	($0.90)

Net income (loss) per common share — diluted	$0.03	($0.48)	($0.36)	($0.90)

Weighted average common shares — basic	15,748	15,269	15,739	15,264

Weighted average common shares — diluted	19,151	15,269	15,739	15,264

PROLIANCE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Cash and cash equivalents	$3,464	$476
Accounts receivable, net	77,509	60,153
Inventories, net	91,300	106,756
Other current assets	8,409	7,645
Net property, plant and equipment	20,427	21,164
Other assets	18,132	12,699

Total assets	$219,241	$208,893

Accounts payable	$69,711	$48,412
Accrued liabilities	26,758	24,649
Total debt	54,134	67,453
Other long-term liabilities	5,544	5,353
Stockholders’ equity	63,094	63,026

Total liabilities and stockholders’ equity	$219,241	$208,893

PROLIANCE INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION
(in thousands)
(unaudited)

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2008		2007	2008	2007
SEGMENT DATA:
Net sales:
Domestic	$68,367		$76,601	$118,084	$145,642
International	33,787		25,813	60,610	48,710

Total net sales	$102,154		$102,414	$178,694	$194,352

Operating income (loss):
Domestic	$3,485		$3,158	$2,160	$2,742
Restructuring charges	—		(975)	(172)	(1,235)

Domestic total	3,485		2,183	1,988	1,507

International	1,848		573	1,910	534
Restructuring charges	—		(78)	—	(93)

International total	1,848		495	1,910	441

Corporate expenses	443		(2,385)	(43)	(5,161)

Arbitration earn-out decision	—		(3,174)	—	(3,174)

Total operating income (loss)	$5,776		($2,881)	$3,855	($6,387)

NET CAPITAL EXPENDITURES	$1,396	(a)	$633 (a)	$2,833 (a)	$963 (a)

(a)	Excludes proceeds from sale of building and insurance recovery on damaged fixed assets in 2008 and from sale of facility in 2007.

PROLIANCE INTERNATIONAL, INC.
SUPPLEMENTARY INFORMATION
(in thousands)
(unaudited)
NON-GAAP FINANCIAL MEASURE — ADJUSTED
EBITDA — EBITDA BEFORE RESTRUCTURING,
GAIN ON SALE OF BUILDING, ARBITRATION
EARN-OUT DECISION AND ESTIMATED
OPERATING LOSS FROM TORNADO

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$521	($6,234)	($5,655)	($12,566)
Income tax provision	706	431	649	576
Debt extinguishment costs	—	—	576	—
Interest expense	4,549	2,922	8,285	5,603

Operating income (loss)	5,776	(2,881)	3,855	(6,387)
Depreciation and amortization(a)	1,832	1,707	4,030	3,660

EBITDA	7,608	(1,174)	7,885	(2,727)
Restructuring charges	—	1,053	172	1,328
Gain on sale of building	—	(750)	(1,538)	(750)
Arbitration earn-out decision	—	3,174	—	3,174
Estimated operating loss from tornado(b)	302	—	804	—

Adjusted EBITDA(c)	$7,910	$2,303	$7,323	$1,025

(a)	Depreciation and amortization does not include amortization of deferred debt costs that are classified as interest expense.

(b)	Company’s estimated operating loss from tornado includes margin less related expenses on lost sales, costs net of insurance recovery and gains from asset conversions in the quarter due to the February 5 tornado damage to the Southaven, Mississippi distribution facility.

(c)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) less restructuring charges, gain on sale of building, arbitration earn-out decision and estimated operating loss from the tornado (Adjusted EBITDA), constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three and six months ended June 30, 2008 and 2007.